Exhibit 24
CONFIRMING STATEMENT:

A Wilhelmsen AS hereby authorizes and designates each of Bradley H. Stein and Carrie M. Levine, acting individually, to file the enclosed Form 4 and any amendments thereto on its behalf.  This authorization specifically relates to the enclosed Form 4 and shall not continue in perpetuity.

/s/ Tom Furlund

BY:  Tom Furlund, on behalf of A Wilhelmsen AS